This Prospectus Supplement and the information contained herein are subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, dated March 12, 2007

Preliminary Prospectus Supplement (To Prospectus dated March 1, 2007)	As Filed Pursuant to Rule 424(b)(5) Registration Statement 333-141013

$

HONEYWELL INTERNATIONAL INC.

$   % Senior Notes Due 2017
Issue Price:  %

$   % Senior Notes Due 2037
Issue Price:  %

We are offering $  of our  % senior notes due 2017 (the “2017 notes”) and $  of our  % senior notes due 2037 (the “2037 notes” and, together with the 2017 notes, the “notes”).

The 2017 notes will bear interest at a fixed rate of  % per annum and the 2037 notes will bear interest at a fixed rate of  % per annum. We will pay interest semi-annually on the 2017 notes and the 2037 notes on March  and September  of each year, beginning on September  , 2007. Interest on the notes will accrue from March  , 2007. The 2017 notes will mature on March  , 2017 and the 2037 notes will mature on March  , 2037.

We may redeem the 2017 notes and the 2037 notes at any time at the make-whole premium set forth under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our existing and future senior unsecured debt and senior to all our subordinated debt.

Investing in the notes involves risks that are described in the “Risk Factors” section on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds To Us (Before Expenses)

Per 2017 note	%	%	%

Per 2037 note	%	%	%

Total	$	$	$

(1) Plus accrued interest, if any, from March  , 2007.

These notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg and the Euroclear System, on or about March  , 2007.

Joint Book-Running Managers

Banc of America Securities LLC	Barclays Capital	Citigroup

March  , 2007

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We and the underwriters have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein or therein. Our business, financial condition and results of operations may have changed since those dates.

In this prospectus supplement and the accompanying prospectus, all references to “we,” “us,” “our” and “Honeywell” refer to Honeywell International Inc. and its consolidated subsidiaries, unless the context otherwise requires. The “underwriters” refers to Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., and                             .

We are offering the notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

References herein to “$” and “dollars” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public from the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our Web site at http://www.honeywell.com. The information on or linked to/from our Web site is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 16, 2007;

•	Our Proxy Statement filed with the SEC on March 12, 2007; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 6, 2007 and February 23, 2007.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Honeywell International Inc.
101 Columbia Road
Morris Township, New Jersey 07962
Attn: Investor Relations Department
(973) 455-2000

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties that can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus supplement and the accompanying prospectus, including the information under the heading “Risk Factors” in this prospectus supplement and in our Form 10-K for the year ended December 31, 2006, and the description of trends and other factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in our Form 10-K for the year ended December 31, 2006 and in our other filings with the SEC.

PROSPECTUS SUPPLEMENT SUMMARY

Honeywell International Inc.

Honeywell International Inc. is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, and process technology for refining and petrochemicals. Honeywell was incorporated in Delaware in 1985 and its principal executive offices are located at 101 Columbia Road, Morristown, New Jersey, 07962-2497. Its main telephone number is (973) 455-2000.

The Offering

The offering terms of the notes are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of the Notes” beginning on page S-8 of this prospectus supplement.

Issuer	Honeywell International Inc., a Delaware corporation.
Notes Offered	$ aggregate principal amount of 2017 notes and $ aggregate principal amount of 2037 notes.
Maturity Dates	The 2017 notes mature on March , 2017 and the 2037 notes mature on March , 2037.
Interest Rates

The 2017 notes will bear interest from March  , 2007 at the fixed rate of  % per annum, payable semiannually, and the 2037 notes will bear interest from March  , 2007 at the fixed rate of  % per annum, payable semiannually.

Ratings

The notes are expected to be rated A2 by Moody’s Investors Service, A by Standard & Poor’s Rating Services, A+ by Fitch Ratings and A by Dominion Bond Rating Service, in each case with a stable outlook.

Interest Payment Dates	March and September of each year for the 2017 notes and the 2037 notes, beginning on September , 2007.
Optional Redemption

We may redeem the 2017 notes and the 2037 notes, in whole or in part, at any time with a make-whole premium described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Absence of a Public Market

There is no public trading market for the notes, and there is no intention to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotations system. See “Risk Factors—An active trading market for the notes may not develop.”

Ranking

The notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Notes.”

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for repayment of outstanding debt and for general corporate purposes.

Covenants

The indenture governing the notes contains various covenants. These covenants are subject to a number of important qualifications and exceptions. See “Description of Debt Securities—Covenants” in the accompanying prospectus.

Minimum Denominations	The notes will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.
Form

The notes are being issued in fully registered form and will be represented by one or more global notes deposited with The Depository Trust Company, or DTC, or its nominee and registered in book-entry form in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and transfers will only be made through, the records maintained by DTC and its participants, including Clearstream, Luxembourg and the Euroclear System. See “Book-Entry Issuance” in the accompanying prospectus.

Risk Factors

For a discussion of factors you should carefully consider before deciding to purchase the notes, see “Risk Factors” beginning on page S-5 of this prospectus supplement and under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC and incorporated by reference into this prospectus supplement.

Further Issues

We may create and issue additional notes of any series ranking equally with the notes of the corresponding series (other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such notes, if issued, may be consolidated and form a single series with the notes of the corresponding series. See “Description of the Notes—Further Issues” in this prospectus supplement.

Governing Law	New York law will govern the indenture and the notes.

RISK FACTORS

An investment in the notes involves various material risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement from our most recent annual report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Negative covenants in the indenture will have a limited effect.

The indenture governing the notes contains negative covenants that apply to us; however, the limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us to create, grant or incur liens or security interests with respect to our headquarters and certain other material facilities. See “Description of Debt Securities—Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated A2 by Moody’s Investors Service, A by Standard & Poor’s Ratings Services, A+ by Fitch Ratings and A by Dominion Bond Rating Service, in each case with a stable outlook. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease any market-making at any time without notice.

USE OF PROCEEDS

The net proceeds from the offering of the notes, which are expected to be approximately $   after underwriting discounts and payment of expenses related to the offering, will be used for repayment of outstanding debt, including commercial paper, as well as for general corporate purposes, which may include repurchase of our common stock, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. As of December 31, 2006, our commercial paper had a weighted average interest rate of approximately 5.3% and a weighted average maturity of approximately eight days. Pending any specific application, we may initially invest the net proceeds from the offering in short-term marketable securities or apply them to reduce short-term indebtedness.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined in this prospectus supplement or in the accompanying prospectus will have the meanings given to them in the indenture. You may obtain a copy of the indenture from us upon request. See “Where You Can Find More Information” in this prospectus supplement.

General

The  % senior notes due 2017 (the “2017 notes”) and the  % senior notes due 2037 (the “2037 notes”) will be issued as separate series under an indenture dated March 1, 2007 (the “indenture”) between us and Deutsche Bank Trust Company Americas, as trustee. The 2017 notes will mature on March  , 2017 and the 2037 notes will mature on March  , 2037.

Unless previously redeemed or purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

The notes will be our senior unsecured debt obligations and will rank equally among themselves and with all of our other present and future senior unsecured indebtedness.

The 2017 notes and the 2037 notes will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption.”

The notes will be issued in registered, book-entry form only without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be subject to a sinking fund. The notes will be subject to defeasance as described under “Description of Debt Securities—Defeasance Provisions” in the accompanying prospectus.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us, except as described under “Description of Debt Securities—Covenants” in the accompanying prospectus.

The notes will be issued in an aggregate initial principal amount of $  , subject to our ability to issue additional notes which may be of the same series as the notes as described below under “—Further Issues” in this prospectus supplement.

If the scheduled maturity date or redemption date for the notes of any series falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the scheduled maturity date or redemption date, as the case may be.

Interest

The 2017 notes will bear interest at a fixed rate of  % and the 2037 notes will bear interest at a fixed rate of  %. Interest on the 2017 notes and the 2037 notes will accrue from March  , 2007, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date. We will make interest payments on the 2017 notes and the 2037 notes semiannually in arrears on March   and September   of each year, beginning on September  , 2007, to the person in whose name such notes are registered at the close of business on the immediately preceding March   or September  , as applicable. Interest on the 2017 notes and the 2037 notes will be computed on the basis of a 360-day year of twelve 30-day months.

If an interest payment date for the 2017 notes and the 2037 notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Optional Redemption

The 2017 notes and the 2037 notes are redeemable, as a whole or in part, at our option, at any time or from time to time, upon mailed notice to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the redemption. The “make-whole premium” redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus         basis points with respect to the 2017 notes and         basis points with respect to the 2037 notes. Accrued interest will be paid to but excluding the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes called for redemption.

“Comparable Treasury Price” means, with respect to any redemption date, the average, as determined by us, of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. and one other primary U.S. Government securities dealer selected by us, and each of their respective successors. If any one shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, on any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by each Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

We will prepare and mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee pro rata or by lot or by a method the trustee deems to be fair and appropriate.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Regarding the Trustee

We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business. See “Description of Debt Securities—Regarding the Trustee” in the accompanying prospectus.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. Except as discussed under “—Non-U.S. Holders” and “—Information Reporting and Backup Withholding” below, the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. This discussion applies only to those persons holding notes that: (i) are held as capital assets and (ii) are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents of the United States, a person who is liable for the alternative minimum tax, or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations, rulings and judicial decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale, Redemption and Retirement of Notes

Initially, your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the note. Special rules may apply to notes redeemed in part.

The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. Holders

For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a person eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Subject to the discussion below regarding backup withholding, interest paid on the notes to a nonresident alien individual, foreign corporation, or foreign estate or trust (a “non-U.S. holder”), generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Interest on the notes will qualify as portfolio interest if the non-U.S. holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business, and (iv) certifies, under penalties of perjury on Form W-8BEN (or such successor form as the Internal Revenue Service (“IRS”) designates), prior to the payment that such holder is not a U.S. person and provides such holder’s name and address. The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding a non-U.S. holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must provide a properly executed Form W-8ECI (or such successor form as the IRS designates), in either case prior to the payment of interest. These forms may need to be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number (“TIN”) on a Form W-8BEN.

If you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from U.S. federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply if you are a corporate non-U.S. holder or (ii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to notes redeemed in part.

Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

If you are a U.S. holder, you will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28%, when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply if you provide your TIN to the payor in the prescribed manner unless: (A) the IRS notifies us or our agent that the TIN you provided is incorrect; (B) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (C) you fail to certify under penalties of perjury that (i) you provided us with your correct TIN, (ii) you are not subject to backup withholding, and (iii) you are a U.S. person (including a U.S. resident alien).

Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2037 Notes
Banc of America Securities LLC	$	$
Barclays Capital Inc.
Citigroup Global Markets Inc.

Total	$	$

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such prices less concessions not in excess of  % of the principal amount of the 2017 notes and  % of the principal amount of the 2037 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of  % of the principal amount of the 2017 notes and  % of the principal amount of the 2037 notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $  .

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant

Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 443,000,000 euros and (3) an annual net turnover of more than 450,000,000 euros, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

LEGAL MATTERS

Certain legal matters will be passed upon for Honeywell by Jacqueline Whorms, Esq., Assistant General Counsel, Corporate Finance, of Honeywell. As of March 1, 2007, Ms. Whorms did not beneficially own any shares of Honeywell common stock and had 700 restricted units and options to acquire 3,500 shares of Honeywell common stock, none of which had vested as of March 1, 2007. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Honeywell International Inc.

Debt Securities
Preferred Stock
Common Stock

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Prospectus dated March 1, 2007

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Honeywell filed with the SEC utilizing a “shelf” registration process. Under this process, we may offer our debt securities, preferred stock or common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

To understand the terms of our securities, you should carefully read this document with the related prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information About Honeywell” below for information on our company and our financial statements.

In this prospectus, unless otherwise specified, the terms “Honeywell,” “we,” “us” or “our” mean Honeywell International Inc. and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

ii

HONEYWELL

Honeywell International Inc. is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, and process technology for refining and petrochemicals. Honeywell was incorporated in Delaware in 1985 and its principal executive offices are located at 101 Columbia Road, Morristown, New Jersey, 07962-2497. Its main telephone number is (973) 455-2000.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of securities described by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of outstanding debt, repurchase of our common stock, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. Pending application for specific purposes, the net proceeds may be invested in marketable securities.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series under an indenture dated as of March 1, 2007 between us and Deutsche Bank Trust Company Americas, as trustee. In this section, the terms “we,” “our,” “us” and “Honeywell” refer solely to Honeywell International Inc. and not its subsidiaries.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

We will describe the particular terms and conditions of any series of debt securities offered in a prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

The debt securities will be unsecured obligations and will rank equally with all of our other unsecured senior indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•

the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•

our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•

if the payments of principal of, or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•

if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•

any modifications of or additions to the events of default or our covenants with respect to securities of the series; whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the securities of the series shall be issued in whole or in part in global form, (i) the Depositary for such global Securities, (ii) the form of any legend which shall be borne by such global Security, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange such interests for certificated securities of such series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness. The indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events that may adversely affect the creditworthiness of the debt securities, for example, a highly leveraged transaction.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Limitation on Mortgages. In the indenture, we covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on

•	any property located in the United States which is in the opinion of our board of directors, a principal manufacturing property; or

•	any shares of capital stock or indebtedness of any subsidiary owning such property,

without equally and ratably securing the debt securities, subject to exceptions specified in the indenture. These exceptions include:

•	existing liens on our property or liens on property of corporations at the time those corporations become our subsidiaries or are merged with us;

•	liens existing on property when acquired, or incurred to finance the purchase price of that property;

•	certain liens on property to secure the cost of development of, or improvements on, that property;

•	certain liens in favor of or required by contracts with governmental entities; and

•	indebtedness secured by liens otherwise prohibited by the covenant not exceeding 10% of the consolidated net tangible assets of Honeywell and our consolidated subsidiaries.

Limitation on Sale and Lease-Back. We also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is in the opinion of our board of directors, a principal manufacturing property, or unless:

•

we would be entitled under the provisions described under “—Limitation on Liens” to incur debt equal to the value of such sale and lease-back transaction, secured by liens on the property to be leased, without equally securing the outstanding debt securities; or

•

we, during the four months following the effective date of such sale and lease-back transaction, apply an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of Honeywell or our subsidiaries.

Consolidation, Merger and Sale of Assets. The indenture provides that we may not consolidate with or merge into any other person or sell our assets substantially as an entirety, unless:

•

the person formed by such consolidation or into which we are merged or the person which acquires our assets is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities and the performance of every covenant of the indenture on our part;

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon such consolidation, merger or sale, the successor corporation formed by such consolidation or into which we are merged or to which such sale is made will succeed to, and be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

The indenture does not restrict, or require us to redeem or permit holders to cause redemption of debt securities in the event of:

•	a consolidation, merger, sale of assets or other similar transaction that may adversely affect our creditworthiness or the successor or combined entity;

•	a change in control of us; or

•	a highly leveraged transaction involving us whether or not involving a change in control.

Accordingly, the holders of debt securities would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

(1)	default for 30 days in payment when due of any interest due with respect to the debt securities of such series;

(2)	default in payment when due of principal of or of premium, if any, on the debt securities of such series;

(3)

default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities of that series then outstanding (with a copy to the trustee if given by holders) (except in the case of a default with respect to certain consolidations, mergers, or sales of assets as set forth in Section 10.01 of the indenture, which will constitute an event of default with such notice requirement but without such passage of time requirement), provided, however, that the sole remedy of Holders of the Securities for an Event of Default relating to the failure to file any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act to provide such documents or reports, within 30 days after filing with the SEC, to the Trustee pursuant to Section 14.04 of the indenture, will for the first 60 days after the occurrence of such an Event of Default, or such shorter period until such Event of Default has been cured or waived, consist exclusively of the right to receive additional interest on the Securities at an annual rate equal to 0.25% of the outstanding principal amount of the Securities, and that, on the 61st day after such Event of Default (if such Event of Default is not cured or waived prior to such 61st day), the S ecurities will be subject to acceleration as provided in the indenture;

(4)	certain events of bankruptcy, insolvency and reorganization; and

(5)	any other event of default provided with respect to debt securities of that series.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of debt securities of such series notice of such default known to it, unless cured or waived; provided that except in the case of default in the payment of principal, or interest or premium, if any, on any debt security of such series or in the payment of any sinking fund installment with respect to debt securities of such series, the trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or specified officers of the trustee in good faith determine that the withholding of such notice is in the interests of the holders of debt securities of such series. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of such holders.

The indenture provides that the holders of a majority in outstanding principal amount of the debt securities of any series may, subject to certain exceptions, on behalf of the holders of debt securities of such series direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the debt securities of any series may on behalf of the holders of debt securities of such series rescind a declaration of acceleration or waive any past default or event of default with respect to the debt securities of that series except a default not theretofore cured in payment of the principal of, or interest or premium, if any, on any debt security of such series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each such debt security.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or the debt securities of any series or for any remedy thereunder unless:

•	such holder shall have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have also made such a written request;

•	such holder or holders have provided indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee has not received from the holders of a majority in outstanding principal amount of the debt securities of such series a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 90 calendar days of such notice.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, or premium or interest, if any, on such debt securities on or after the respective due dates expressed in such debt securities after any applicable grace periods have expired.

Modification and Waiver

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder, in order to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	provide for the assumption of our obligations to the holders in the case of a merger or consolidation of us as permitted by the indenture;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder; or

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, which we refer to as the Trust Indenture Act.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	change the stated maturity of, or time for payment of interest on, any debt security;

•	reduce the principal amount of, or the rate of interest or the premium, payable upon the redemption of, if any, on any debt security;

•	change the place or currency of payment of principal of, or interest or premium, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series where holders must consent to an amendment, supplement or waiver.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on such debt securities), upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities, which through the payment of interest and principal thereof in accordance with their terms provides money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, in respect of the debt securities of such series on the stated maturity date of such principal and any installment of principal, or interest or premium, if any. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to such series of debt securities. Thereafter, any such omission shall not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government securities which through the payment of interest and principal in respect thereof in accordance with their terms provides money in an amount sufficient to pay any installment of principal of (and premium, if any) and interest, if any, in respect of debt securities of such series on the stated maturity date of such principal or installment of principal, or interest or premium, if any. Our obligations under the indenture and the debt securities of such series other than with respect to such covenants shall remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph and the debt securities of such series are declared due and payable because of the occurrence of any event of default, then the amount of monies and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such event of default. We shall in any event remain liable for such payments as provided in the debt securities of such series.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of such series previously authenticated and delivered under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness on debt securities of such series;

•	we have paid or caused to be paid all other sums payable under the indenture with respect to the debt securities of such series by us; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture as to such series have been satisfied.

Regarding the Trustee

The indenture contains certain limitations on the right of the trustee, should it become a creditor of ours within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as a creditor of ours will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to either indenture are in default, it must eliminate such conflict or resign.

DESCRIPTION OF PREFERRED STOCK

General

Honeywell’s restated certificate of incorporation, or charter, authorizes the board of directors or a committee of the board of directors to cause preferred stock to be issued in one or more series, without stockholder action. They are authorized to issue up to 40,000,000 shares of preferred stock, without par value, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the charter to increase the number of authorized shares of preferred stock in a manner permitted by the charter and Delaware law. As of the date of this prospectus, there is no preferred stock outstanding.

The particular terms of any series of preferred stock offered by us will be described in the prospectus supplement relating to that series of preferred stock. Those terms relating to the series of preferred stock offered may include:

•	the number of shares of the preferred stock being offered;

•	the title and liquidation preference per share of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate;

•	the dates on which dividends will be paid;

•	whether dividends on the preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions applicable to the preferred stock;

•	any securities exchange on which the preferred stock may be listed; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to the preferred stock.

The following summary is not complete. You should refer to the certificate of designations relating to any series of preferred stock for the complete terms of that preferred stock. The certificate of designations will be filed with the SEC at the time of the offering of the preferred stock. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of preferred stock we may issue in the future. Preferred stock will have no preemptive rights.

Dividend Rights

Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates set forth in the related prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.

Unless otherwise set forth in the related prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to the series of preferred stock, plus an amount equal to any accrued and unpaid dividends before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Redemption

Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the related prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of Honeywell or of third parties, as specified in the related prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

Conversion Rights

The related prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other property. As described under “—Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.

Voting Rights

For most series of preferred stock, the holders of preferred stock will not be entitled to vote. Except as indicated in the related prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Transfer Agent and Registrar

We will appoint a transfer agent, registrar and dividend disbursement agent for the preferred stock. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meeting at which those holders will have the right to elect directors or to vote on any other matter.

Permanent Global Preferred Securities

A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. For a description of the depositary arrangements, see “Book-Entry Issuance”. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

As of the date of this prospectus, we are authorized to issue up to 2,000,000,000 shares of common stock. As of December 31, 2006, we had approximately 957.6 million shares of common stock issued (including approximately 157.0 million shares held in treasury) and had reserved approximately 110.5 million shares of common stock for issuance under various employee or director incentive compensation and option plans. The American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York, Chicago and Pacific stock exchanges, under the symbol “HON”. In addition, shares of common stock are listed on the London stock exchange.

The following summary is not complete. You should refer to the applicable provision of Honeywell’s charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock outstanding.

Voting Rights

Each holder of common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Rights Upon Liquidation

In the event of Honeywell’s voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Possible Anti-Takeover Provisions

Honeywell’s charter and by-laws provide:

•

that the board of directors may establish the number of seats on the board, subject to the right of preferred stockholders to elect directors in certain circumstances and shareowners’ rights to set the number of seats upon the vote of holders of a majority of the outstanding shares of common stock;

•	that vacancies on the board of directors other than at the annual meeting are filled by a vote of the remaining directors;

•	that special meetings of shareowners generally may be called only by the chief executive officer or by a majority of the authorized number of directors;

•	that action may be taken by shareowners only at annual or special meetings and not by written consent; and

•	that advance notice must be given to Honeywell for a shareowner to nominate directors for election at a shareowner meeting.

Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of Honeywell.

Our charter permits us to issue up to 40,000,000 shares of preferred stock with terms which may be set by our board of directors or a committee of the board. That preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of Honeywell.

Under Delaware law, an acquirer of 15% or more of our shares of stock must wait three years before a business combination with us unless one of the following exceptions is available:

•	approval by our board of directors prior to the time the acquirer became a 15% shareowner of Honeywell;

•	acquisition of at least 85% of our voting stock in the transaction in which the acquirer became a 15% shareowner of Honeywell; or

•	approval of the business combination by our board of directors and two-thirds of our disinterested shareowners.

BOOK-ENTRY ISSUANCE

Our common stock is cleared and settled though the Depositary Trust Company, or DTC, a securities depositary. Most series of debt securities and preferred stock will also be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities and will be considered the sole owner of the securities.

Purchasers may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—a bank, brokerage house or other institution that maintains securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Unless otherwise specified in the prospectus supplement with respect to a series of debt securities or preferred stock, beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive or paper securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and Honeywell is unable to find a qualified replacement for DTC within 90 days;

•	at any time DTC ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934; or

•	Honeywell in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form with the same terms, and in the case of debt securities, in an equal aggregate principal amount in denominations of $1,000 and whole multiples of $1,000. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under section 17A of the Securities Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

Honeywell will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

PLAN OF DISTRIBUTION

We may sell the securities:

•	to or through underwriters or dealers for resale;

•	through agents; or

•	directly to other purchasers.

The related prospectus supplement will set forth the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the related prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

Each series of debt securities or preferred stock will be a new issue of securities with no established trading market. Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and dealers may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in a prospectus supplement are, and dealers and agents named in a prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act of 1933, which we refer to as the Securities Act, in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the debt securities or preferred stock on a securities exchange.

Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities.

Agents and underwriters may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

We will estimate our expenses associated with any offering of debt securities, preferred stock or common stock in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Certain legal matters will be passed upon for Honeywell by Jacqueline Whorms, Esq., Assistant General Counsel, Corporate Finance, of Honeywell. As of March 1, 2007, Ms. Whorms did not beneficially own any shares of Honeywell common stock and had 700 restricted units and options to acquire 3,500 shares of Honeywell common stock, none of which had vested as of March 1, 2007.

WHERE YOU CAN FIND MORE INFORMATION ABOUT HONEYWELL

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

You may also inspect reports, proxy statements and other information about Honeywell at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005; and the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, IL 60605.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information filed with the SEC after the date of this prospectus will update and supersede information on file with the SEC as of the date of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 16, 2007;

We incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, which may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this prospectus through us, or from the SEC through the SEC’s web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus and a copy of the indenture and other agreements referred to in this prospectus free of charge by requesting them in writing or by telephone from us at the following address and telephone number:

Honeywell International Inc.
101 Columbia Road
P.O. Box 4000
Morristown, NJ 07962-2497
Attention: Vice President and Secretary
Telephone No.: (973) 455-2000

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus, including the information under the heading “Risk Factors” and the description of trends and other factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in our Form 10-K for the year ended December 31, 2006 and in our other filings with the SEC.